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                                                                    EXHIBIT 99.1
                                  NEWS RELEASE

Contact:      James Stariha
              Chief Financial Officer
              (256) 747-8589


                       SOUTHERN ENERGY HOMES, INC. REPORTS
                             SECOND QUARTER RESULTS

ADDISON, Ala. - July 25, 2003 -- Southern Energy Homes, Inc. (NASDAQ: SEHI) today reported its results for the second quarter ended July 4, 2003. Second quarter net income was $346,000, or $0.03 per diluted share, on sales of $31.1 million.

"Southern Energy's results for the second quarter were affected by the continuation of the soft economy, reduced financing options for our customers and unusually wet weather in key markets that affected demand," stated Keith O. Holdbrooks, chief executive officer of Southern Energy Homes. "Despite the soft market, we remained focused on our strategy of providing customized options in our homes, high quality and improved levels of customer service and dealer support. We believe these strategies were important factors in Southern Energy gaining market share in our top ten markets during the second quarter. We also began to see some modest backlog growth late in the second quarter and first part of the third quarter. Though it is too early to tell if this is the beginning of a favorable trend, we are encouraged by the early indications.

"We continue to improve Southern Energy's operations and financial position. At the end of the second quarter, we had no debt and almost $11.4 million in cash as a result of receiving an income tax refund of $5.3 million and positive cash flow from operating activities. We believe our strong cash position will be an important part in supporting our operations until the market improves.

"We also continued to take steps to improve our profitability. We cut administrative and manufacturing expenses during the second quarter to more closely align our costs with reduced shipments. These steps were important in our profit from manufacturing this quarter. We also closed our retail operation in South Carolina and expect the closing to enhance our future profitability and allow us to focus on improved support to our independent dealers.

"We are enthusiastic about interest in new financing opportunities for manufactured homes from three major lenders. We believe the increased availability of financing options for customers and dealers will be an important stimulus for sales as the economy improves," continued Mr. Holdbrooks.

SECOND QUARTER RESULTS

Net revenues for the second quarter from continuing operations were $31.1 million compared with $39.7 million for the second quarter of last year. Total homes sold declined to 921 compared with 1,260 in the second quarter of 2002, a decline of 27.0%. Average selling prices increased 14.0% for retail homes sold and 5.0% for wholesale sales as a result of price increases and increased customization of homes sold. Results for the second quarter of 2003 included 12 weeks of operations compared with 13 weeks in the second quarter of 2002 due to July 4th vacation week falling in the second quarter of 2003.

Gross profit was $5.5 million, or 17.7% of sales, in the second quarter of 2003 compared with $7.8 million, or 19.5% of sales, in the second quarter of 2002. The lower gross margin was due primarily to lower sales volume that resulted in an unfavorable variance on fixed overhead. Margin was also





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affected by increased material prices and higher labor costs (due to increased customization) compared with the second quarter of last year.

Income from continuing operations was $575,000 ($0.05 per share) in the second quarter of 2003 compared with income from continuing operations of $1.3 million ($0.10 per share) in the second quarter of 2002. Loss from discontinued operations was $229,000 ($0.02 per share) for the second quarter of 2003 compared with a loss from discontinued operations of $1.0 million ($0.08 per share) in the second quarter of 2002. The closing of the South Carolina retail facility resulted in a loss of approximately $190,000 in the second quarter of 2003. The company also recorded a tax credit of $330,000 in the second quarter of 2003. Net income for the second quarter of 2003 was $346,000, or $0.03 per share, compared with net income of $255,000, or $0.02 per share, in the second quarter of 2002.

Commenting on the Company's improved financial condition, James Stariha, Chief Financial Officer, said, "Southern Energy's balance sheet is significantly stronger than last year. Our working capital from continuing operations has improved from a negative $572,000 in the second quarter of 2002 to a positive $13.9 million in the second quarter of this year. We had no debt at the end of the quarter, providing us with increased flexibility to finance future growth opportunities. We also expect the additional cost cutting measures taken in the second quarter of 2003 to have a positive effect on our operating profitability in the second half of this year."

SIX MONTHS RESULTS

For the six months ended July 4, 2003, total net revenues were $59.1 million compared with $70.8 million in the same period of 2002. Loss from continuing operations was $972,000 compared with income from continuing operations of $1.4 million for the six months ended June 28, 2002. The net loss for the period was $1.1 million, or $0.09 per diluted share, compared with a loss of $543,000, or $0.04 per diluted share, in the first six months of 2002.

ABOUT SOUTHERN ENERGY HOMES, INC.

Southern Energy Homes, Inc. operates five home manufacturing facilities in Alabama and Texas, two retail sales centers in Alabama and three supply companies in Alabama. Currently marketed under four brand names, the Company's homes are sold in 22 states. In addition to its manufacturing, retail sales and component supply operations, the Company's operations also include an insurance segment.

Forward-looking statements in this news release, including without limitation, statements relating to availability of financing for the Company's dealers and customers, future operating results, plans and expectations, and the adequacy of the Company's resources to support those plans, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those in any forward-looking statements, including without limitation: the ultimate financial and operational effects of discontinued operations being undertaken; general economic conditions; the cyclical and seasonal nature of housing markets; competitive pricing pressures at both the wholesale and retail levels; changes in market demand; the impact of cost reduction programs and other management initiatives; availability of financing for prospective purchasers of the Company's homes and availability of floor plan financing for dealers; availability and pricing of raw materials; concentration of the Company's business in certain regional markets; adverse weather conditions that reduce retail sales; the possibility of plant shutdowns from weather or other causes; availability of labor for the Company to meet operating requirements; the highly competitive nature of the manufactured housing industry; federal, state and local regulation of the Company's business; the Company's contingent repurchase liabilities with respect to dealer financing; the Company's reliance on independent dealers; and other risks indicated



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from time to time in the Company's filings with the Securities and Exchange
Commission. Southern Energy Homes is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                           SOUTHERN ENERGY HOMES, INC.
                       UNAUDITED BALANCE SHEET HIGHLIGHTS
                                 (IN THOUSANDS)


                                                                July 4, 2003    June 28, 2002
                                                                ------------    -------------
ASSETS
Cash and cash equivalents                                       $     11,381    $        167
Current assets                                                        27,681          29,523
Total assets                                                    $     51,617    $     70,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes Payable                                                   $          0    $      6,186
Current Liabilities                                                   13,711          23,962
Long term debt                                                             0               0
Total Liabilities                                                     13,711          23,962
Stockholders' Equity                                            $     37,906    $     46,058

Working capital (deficit) from continuing operations            $     13,939    $       (572)






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                           SOUTHERN ENERGY HOMES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                      Thirteen Weeks Ended
                                                 ------------------------------
                                                 July 4, 2003     June 28, 2002
                                                 ------------     -------------


Net revenues                                     $     31,102     $     39,656
Gross profit                                            5,490            7,755
Operating income                                          342            1,430
Income from continuing operations                         575            1,272
Loss from discontinued operations                        (229)          (1,017)
     Net income                                           346              255

Basic and diluted earnings per share:
     Income from continuing operations                   0.05             0.10
     Loss from discontinued operations                  (0.02)           (0.08)
  Net income                                             0.03             0.02

Weighted average shares outstanding:
   Basic                                           12,140,643       12,133,865
   Diluted                                         12,223,829       12,413,911



                                                    Twenty-six Weeks Ended
                                                 ------------------------------
                                                 July 4, 2003     June 28, 2002
                                                 ------------     -------------
Net revenues                                     $     59,146     $     70,761
Gross profit                                            9,298           13,473
Operating income (loss)                                (1,078)           1,721
Income (loss) from continuing operations                 (972)           1,377
Loss from discontinued operations                         (93)          (1,920)
     Net loss                                          (1,065)            (543)

Basic and diluted earnings per share:
     Income (loss) from continuing operations           (0.08)            0.11
     Loss from discontinued operations                  (0.01)           (0.15)
  Net loss                                              (0.09)           (0.04)

Weighted average shares outstanding:
   Basic                                           12,137,217       12,133,865
   Diluted                                         12,137,217       12,437,129



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                           SOUTHERN ENERGY HOMES, INC.
                             SUMMARY OPERATING FACTS



                                                                     Thirteen Weeks Ended
                                                                ----------------------------
                                                                July 4, 2003    June 28, 2002
                                                                ------------    -------------

Number of company-owned retail centers at period end
(continuing operations)                                                    2               3

Retail units sold:
   New single-section                                                      1               2
   New multi-section                                                      12              19
   Used homes                                                              7               6
                                                                ------------    ------------
                                                                          20              27
Wholesale units sold:
   External Customers                                                    886           1,187
   Intercompany                                                           15              46
                                                                ------------    ------------
                                                                         901           1,233

Total homes sold                                                         921           1,260

Average sales prices - retail (new)                             $     62,335    $     54,663
Average sales price - wholesale                                 $     31,415    $     29,931
Floor sections sold                                                    1,570           2,142




                                                                    Twenty-six Weeks Ended
                                                                -----------------------------
                                                                July 4, 2003    June 28, 2002
                                                                ------------    -------------

Number of company-owned retail centers at period end
(continuing operations)                                                    2               3

Retail units sold:
   New single-section                                                      1               8
   New multi-section                                                      25              41
   Used homes                                                             16              18
                                                                ------------    ------------
                                                                          42              67
Wholesale units sold
   External Customers                                                  1,711           2,108
   Intercompany                                                           31              82
                                                                ------------    ------------
                                                                       1,742           2,190

Total homes sold                                                       1,784           2,257

Average sales prices - retail (new)                             $     61,005    $     50,861
Average sales price - wholesale                                 $     30,751    $     29,376
Floor sections sold                                                    3,053           3,826